YUKON
JUSTICE

Form 3-01
ARTICLES OF CONTINUANCE

BUSINESS CORPORATIONS ACT
(Section 190)
1. Name of Corporation: SMARTIRE SYSTEMS INC.
2. The classes and any maximum number of shares that the Corporation is authorized to issue: See attached Schedule "A".
3. Restrictions, if any, on share transfers: N/A
4. Number (or minimum or maximum number) of Directors: Minimum of three and a maximum of twenty.

5. Restrictions if any on businesses the Corporation may carry on:

The Corporation is restricted from carrying on the business of a railway, steamship, air transport, canal, telegraph, telephone or irrigation company.

6. If change of name effected, previous name:

Name changes:
(a) from TTC/Truck Tech Corp. to Unicomm Signal Inc. effective April 13, 1994;
(b) from Unicomm Signal Inc. to Smartire Systems Inc. effective December 24, 1997;

7. Details of Incorporation: British Columbia, September 8, 1987, Incorporation Number 332869

8. Other provisions if any:

(a) Shareholders meetings may be held in Vancouver, British Columbia; and

(b) The directors may, between annual meetings, appoint one or more additional directors of the Corporation, to serve until the next annual meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

9. Date January 29, 2003	Signature /s/ Jeff Finkelstein	Title Chief Financial Officer

SCHEDULE "A"

TO THE ARTICLES OF CONTINUANCE OF

SMARTIRE SYSTEMS INC.

The Corporation is authorized to issue 200,000,000 common shares without par value and 100,000 Preferred Shares without par value, which have the following rights and conditions:

Common Shares

The holders of the common shares shall be entitled:

(a) To vote at all meetings of shareholders of the Corporation except meetings at which only holders of a specified class of shares are entitled to vote;

(b) To receive, subject to the rights of the holders of another class of shares, any dividend declared by the Corporation; and

(c) To receive, subject to the rights of the holders of another class of shares, the remaining property of the Corporation on the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

Preferred Shares Issuable in Series

The Preferred Shares of the Corporation shall have the rights and shall be subject to the restrictions, conditions and limitations as follows:

(a) The Corporation may issue Preferred Shares in one or more series;

(b) The directors may by resolution authorize Articles of Amendment of the Corporation fixing the number of shares in, and determining the designation of the shares of, each series of Preferred Shares;

(c) The directors may by resolution authorize Articles of Amendment of the Corporation creating, defining and attaching special rights and restrictions to the shares of each series.